Exhibit 99.2
REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
To the Board of Directors of Sunwing Energy Ltd.:
We have audited the accompanying schedule of revenue and operating costs (the “financial schedule”) corresponding to a working interest in the Dagang field (representing the 20% working interest in the Dagang field for the period from March 1, 2004 to June 17, 2004 and a 40% working interest in the Dagang field for the period from June 18, 2004 to December 31, 2004 and for the year ended December 31, 2005, acquired by Ivanhoe Energy Inc. through its wholly owned subsidiary Sunwing Energy Ltd.) for the ten-month period from March 1, 2004 to December 31, 2004 and for the year ended December 31, 2005 (the “Schedule of Revenue and Operating Costs “). The Schedule of Revenue and Operating Costs is the responsibility of Sunwing Energy Ltd.’s management. Our responsibility is to express an opinion on this Schedule of Revenue and Operating Costs based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial schedule is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial schedule presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial schedule presents fairly, in all material respects, the revenue and operating costs corresponding to the working interest in the Dagang field on the basis of accounting described in Notes 1 and 2 for the ten-month period from March 1, 2004 to December 31, 2004 and for the year ended December 31, 2005, in accordance with accounting principles generally accepted in the United States of America.
Sunwing Energy Ltd. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Sunwing Energy Ltd.’s internal control over financial reporting. Accordingly, we express no such opinion.
(signed) “Deloitte & Touche LLP”
Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Alberta, Canada
April 17, 2006

Schedule of Revenue and Operating Costs Corresponding to a 40% Working Interest in the Dagang field
For the year ended December 31, 2005 and for the ten-month period from March 1, 2004 to December 31, 2004

	2005	2004
(Stated in thousands of U.S. Dollars)	$	$

Oil revenue	9,336	3,421
Operating costs	(1,736)	(837)

	7,600	2,584

See accompanying notes.

Schedule of Revenue and Operating Costs Corresponding to a 40% Working Interest in the Dagang field
For the year ended December 31, 2005 and for the ten-month period from March 1, 2004 to December 31, 2004
1. Basis of Presentation
Sunwing Energy Ltd. (the “Company”) through its wholly-owned subsidiary, Pan China Resources Ltd., holds a 30-year production-sharing contract with China National Petroleum Corporation (“CNPC”) in six blocks in the Kongnan oilfield in Dagang, Hebei Province, of the People’s Republic of China (the “Dagang field”). In December 2005, the Company relinquished two of these blocks. Under the production-sharing contract, as operator, the Company is to fund 100% of the development costs to earn 82% of the net revenue from oil production until cost recovery, at which time its entitlement converts to 49%. The Company completed a pilot phase program in the Dagang field in 2001 and in April 2003 received final Chinese regulatory approval of an overall development plan. The Company initiated the development phase of the Dagang field in late 2003.
In January 2004, the Company negotiated farm-out and joint operating agreements with Richfirst Holdings Limited (“Richfirst”) a majority-owned subsidiary of CITIC Group (formerly China International Trust and Investment Corporation) whereby Richfirst acquired a 40% working interest in the Dagang field subject to Chinese regulatory approvals, which were obtained in June 2004. Richfirst’s working interest in the Dagang field was completed in two phases being 20% effective March 1, 2004 and 40% effective June 18, 2004. The farm-out agreement provided Richfirst with the right to convert its 40% working interest in the Dagang field for common shares in the Company’s parent company, Ivanhoe Energy Inc., at any time prior to eighteen months after closing the farm-out agreement. Richfirst elected to convert its 40% working interest in the Dagang field and in February 2006 the Company reacquired Richfirst’s 40% working interest.
The accompanying Schedule of Revenue and Operating Costs includes the oil revenue and operating costs for the period from March 1, 2004 to June 17, 2004 corresponding to the 20% working interest and June 18, 2004 to December 31, 2004 and the year ended December 31, 2005 corresponding to the 40% working interest in the Dagang field acquired by the Company on February 18, 2006 from Richfirst. The Schedule of Revenue and Operating Costs does not include any costs or charges related to indirect general and administrative expenses, income taxes, or any provisions related to depletion, depreciation, asset retirement obligation or ceiling test impairments.
2. Significant Accounting Policies
The Schedule of Revenue and Operating Costs has been prepared in accordance with generally accepted accounting principles in the United States as follows:
Oil Revenue
Sales of crude oil are recognized in the period in which the product is delivered to the customer. Crude oil production is sold to CNPC at a three-month rolling average price of Cinta crude oil.

Schedule of Revenue and Operating Costs Corresponding to a 40% Working Interest in the Dagang field
For the year ended December 31, 2005 and for the ten-month period from March 1, 2004 to December 31, 2004
Cinta is an Indonesian crude that is traded daily on the international oil market.
Operating Costs
Operating costs include expenses incurred on extraction of product to the surface, well workovers, gathering, field processing, treating, field storage and transportation.
Foreign Currency Translation
Oil revenues are settled in U.S. dollars.
A portion of operating costs is incurred in Chinese renminbi, which until the third quarter of 2005 was ‘pegged’ to the U.S. dollar. Operating costs incurred in Chinese renminbi were converted to U.S. dollars at rates approximating exchange rates in effect at the time of the transactions which averaged 8.20 renminbi and 8.29 renminbi to the U.S. dollar for the year ended December 31, 2005 and ten-month period ended December 31, 2004, respectively.

Supplementary Disclosures About Oil and Gas Production Activities Corresponding to a 40% Working Interest in the Dagang field (Unaudited)
For the year ended December 31, 2005 and for the ten-month period from March 1, 2004 to December 31, 2004
The following information corresponding to a 40% working interest in the Dagang field’s oil producing activities is presented in accordance with U.S. Statement of Financial Accounting Standards No. 69, “Disclosures About Oil and Gas Producing Activities”.
Oil and Gas Reserves
Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic conditions.
Proved developed oil and gas reserves are reserves, which can be expected to be recovered from existing wells with existing equipment and operating methods.
Estimates of oil and gas reserves are subject to uncertainty and will change as additional information regarding the producing fields and technology becomes available and as future economic conditions change.
Reserves presented in this section represent a 40% working interest in the Dagang field, excluding royalty interests of others. The reserves were based on the estimates by the independent petroleum engineering firm of GLJ Petroleum Consultants Ltd.
The changes in a 40% working interest of net proved oil reserves in the Dagang field for the twenty two-month period ended December 31, 2005 were as follows:

Oil (Mbbl)
Net proved reserves, February 29, 2004	6,160
Production	(91)
Revisions to previous estimates	(911)
Net proved reserves, December 31, 2004	5,158
Production	(189)
Revisions to previous estimates	(4,189)

Net proved reserves, December 31, 2005	780

A 40% working interest of net proved developed reserves as at December 31, 2005 and 2004 were 629 Mbbl and 648 Mbbl, respectively.
Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves
The following standardized measure of discounted future net cash flows from proved oil reserves was computed using period end statutory tax rates, costs and prices of $59.04 and $41.45 per barrel of oil in 2005 and 2004, respectively. A discount rate of 10% was applied in determining the standardized measure of discounted future net cash flows.

Supplementary Disclosures About Oil and Gas Production Activities Corresponding to a 40% Working Interest in the Dagang field (Unaudited)
For the year ended December 31, 2005 and for the ten-month period from March 1, 2004 to December 31, 2004
The Company does not believe that this information reflects the fair market value of a 40% working interest in the Dagang field. Actual future net cash flows will differ from the presented estimated future net cash flows in that:
•	future production from proved reserves will differ from estimated production;

•	future production will also include production from probable and potential reserves;

•	future, rather than year end, prices and costs will apply; and

•	existing economic, operating and regulatory conditions are subject to change.
On March 25, 2006, the Ministry of Finance of the People’s Republic of China (“PRC”) issued the “Administrative Measures on collection of Windfall Gain Levy on Oil Exploitation Business” (the “Measures”). According to the Measures, effective March 26, 2006, enterprises exploiting and selling crude oil in the PRC are subject to a windfall gain levy if the monthly weighted average price of crude oil is above $40 per barrel. The levy is imposed at progressive rates from 20% to 40% on the portion of the weighted average sales price exceeding $40 per barrel. Because the Company’s parent company, Ivanhoe Energy Inc., filed its 2005 Annual Report on Form 10-K on March 15, 2006, prior to the enactment of the windfall gain levy, the following tables for the standardized measure of discounted future cash flows do not incorporate the effects of the levy on a 40% working interest in the Dagang field.
The standardized measure of discounted future net cash flows of a 40% working interest in the Dagang field as at December 31 in each of the two most recently completed financial years were as follows:

	2005	2004
(Stated in thousands of U.S. Dollars)	$	$

Future cash inflows	46,145	213,819
Future development and restoration costs	(5,424)	(56,455)
Future production costs	(8,552)	(38,992)
Future income taxes	(917)	(28,320)

Future net cash flows	31,252	90,052
10% annual discount	(5,985)	(33,100)

Standardized measure	25,267	56,952

Changes in standardized measure of discounted future net cash flows of a 40% working interest in the Dagang field as at December 31 in each of the two most recently completed financial years were as follows:

Supplementary Disclosures About Oil and Gas Production Activities Corresponding to a 40% Working Interest in the Dagang field (Unaudited)
For the year ended December 31, 2005 and for the ten-month period from March 1, 2004 to December 31, 2004

	2005	2004
(Stated in thousands of U.S. Dollars)	$	$

Sale of oil net of production costs	(7,601)	(3,001)
Net changes in pricing and production costs	12,221	36,615
Revisions of previous estimates	(100,193)	(15,553)
Net change in income taxes	15,617	(7,399)
Net change in future development costs	30,920	(8,046)
Accretion of discount	17,351	22,812

Increase (decrease)	(31,685)	25,428
Standardized measure, beginning of year	56,952	31,524

Standardized measure, end of year	25,267	56,952

A 40% working interest share of costs incurred in development activities for the Dagang field for the years ended December 31, 2005 and 2004 were $16.0 million and $13.3 million, respectively.